Exhibit 1A.4F

CONSTRUCTION MANAGEMENT AGREEMENT

by and between

PHYTOPLANKTON PONUS RIDGE SOLAR LLC

as Company

and

PLANKTON ENERGY LLC

as Provider

for the

Project listed in Exhibit A

Dated as of March 31st, 2021

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

		Page
12.7	Waiver of Jury Trial	20
12.8	Status of the Parties	20
12.9	Parties in Interest	20
12.10	Further Assurances	21
12.11	Amendments	21
12.12	Severability	21
12.13	Survival	21
12.14	Counterparts	21

LIST OF EXHIBITS

EXHIBIT A	Project Companies
EXHIBIT A-1	Material Contracts
EXHIBIT B-1	Construction Management Services
EXHIBIT B-2	Development Services
EXHIBIT C	Insurance and Related Requirements
EXHIBIT D	Fees and Applicable Delay LDs
EXHIBIT E	Commissioning Report

CONSTRUCTION MANAGEMENT AGREEMENT

This CONSTRUCTION MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of March 31st, 2021 (the “Effective Date”), by and between PLANKTON ENERGY LLC, a New York limited liability company (“Provider”) and PHYTOPLANKTON PONUS RIDGE SOLAR LLC, a Delaware limited liability company (“Company”). Company and Provider are referred to herein individually as a “Party” and collectively as the “Parties” as the context requires.

RECITALS

A. Phytoplankton Ponus Ridge Solar LLC listed on Exhibit A as a project company (“Project Company”) owns the solar photovoltaic generating facility listed across from its name on Exhibit A (“Project”).

B. Company is entirely owned by Energea Portfolio 4 USA LLC, a Delaware limited liability company (“Energea Portfolio 4”).

C. Company desires to engage Provider to provide certain services in connection with the construction and installation of the Projects, and Provider desires to accept such engagement, on the terms and conditions set forth herein.

D. In consideration for the services to be provided by Provider, Company has agreed to pay to Provider certain amounts in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Provider, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE 1

DEFINITION OF TERMS

1.1 Definitions. Whenever used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person.

“Agreement” has the meaning set forth in the preamble (and includes the Exhibits attached hereto).

“Applicable Delay LDs” means the applicable delay liquidated damages with respect to a Project, as set forth in Exhibit D.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York City are not open for the transaction of normal banking business.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of prior or succeeding law.

“Commercial Operation Date” with respect to each Project shall mean the [“Commercial Operation Date”] as such term is defined in the PPA and the ZREC Contract, and when the Commissioning Report is provided to the Company substantially in the form of Exhibit E.

“Commercial Operation Deadline” shall have the meaning [set forth in the applicable PPA].

“Company” has the meaning set forth in the preamble.

“Company Indemnified Parties” has the meaning set forth in Section 8.1.

“Company’s Representative” has the meaning set forth in Section 4.2.

“Control” means the possession, directly or indirectly, of either of the following: (a) (i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions (including liquidating distributions) therefrom; (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or (b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

“Construction Management Fee” has the meaning set forth in Section 3.1.

“Construction Management Services” has the meaning set forth in Section 2.2.

“Disclosing Party” has the meaning set forth in Section 12.4.1.

“Dispute” has the meaning set forth in Section 10.1.

“MIPA” means a Membership Interest Purchase agreement to be entered into between the Company and Plankton Energy LLC.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Law” means any and all present and future Laws and any amendments thereto (whether common law, public law, rule, order, regulation, or otherwise), directives, judgments, and other requirements promulgated or entered into by any Governmental Authority relating to the environment, human health, public safety, protected animal or plant species, cultural resources, preservation or reclamation of natural resources, the prevention of pollution, or the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Materials, including but not limited to: CERCLA, 42 U.S.C. § 9601 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any similar or implementing state or local Law, and all amendments thereto or regulations promulgated thereunder.

“EPC Agreement” means, with respect to each Project, the engineering, procurement and construction contract between the applicable Project Company and the EPC Contractor for design, procurement and installation of such Project.

“EPC Contractor” means Centurion Solar LLC whose address is 255 Old New Brunswick Road, South Tower, Suite S-235, Piscataway, Nj 08854

“Fees” means the Construction Management Fee.

“Financing Documents” means any agreements to which the Company or a Project Company may from time to time be party in connection with the debt financing of a Project.

“Financing Parties” means any actual or potential lenders or other third parties (including cash equity and tax equity providers) providing any construction financing, term financing, equity financing or other credit support in connection with the Projects, and any trustee or agent acting on their behalf.

“Force Majeure Event” means the occurrence of any act or event that delays or prevents a Party from timely performing its obligations under this Agreement or from complying with the conditions required to be complied with by it under this Agreement, if such act or event, despite the exercise of reasonable efforts, cannot be avoided by, and is beyond the reasonable control of and without the fault or negligence of, the Party relying thereon as justification for such delay, nonperformance, or noncompliance, which includes, to the extent that the foregoing conditions are satisfied, an act of God, extreme or severe weather conditions for the relevant area that are declared an emergency by the applicable Governmental Authority, explosion, fire, epidemic, landslide, mudslide, sabotage, terrorism, lightning, earthquake (magnitude 5.0 or greater), flood, tornado, volcanic eruption or similar cataclysmic event, an act of public enemy, war, blockade, civil insurrection, terrorism, riot, civil disturbance, or strike or other labor difficulty and labor disputes that are national or regional in scope. However, financial cost alone or as the principal factor shall not constitute grounds for a claim of a Force Majeure Event. Notwithstanding anything in the foregoing to the contrary, Force Majeure Events shall not include any of the following:

(a) mechanical or equipment failures (except to the extent such events or conditions themselves are caused by a Force Majeure Event);

(b) any condition at any Project Site for which the affected Party is responsible under this Agreement, including lost equipment or damage to such Project Site;

(c) increases in the cost of performance of a Party’s obligations under this Agreement, and changes in market conditions, other than increased costs incurred in responding to a Force Majeure Event;

(d) delays in customs clearance;

(e) any labor disturbance, strike or dispute specific to a Party’s or any Project Company’s workers or personnel or specific to any Project Site;

(f) any delay in obtaining, inability or failure to obtain, suspension, non- renewal or cancellation of any Permit;

(g) any concealed or latent subsurface condition at any Project Site;

(h) any surface or subsurface structures, materials, properties or conditions having historical, cultural, archaeological, religious or similar significance;

(i) any habitat of an endangered or protected species as provided in applicable Law;

(j) any change in Law; and

(k) action or inaction of any Governmental Authority or the local utility.

“Governmental Authority” means any federal, regional, state or local government, any political subdivision thereof, or any governmental, quasi-governmental, regulatory, judicial or administrative agency, authority, commission, board or similar entity having jurisdiction over the performance of any Project or its operations, or any Project Site or otherwise over any Party.

“Hazardous Material” means (i) any asbestos and any asbestos containing material; (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or Toxicity Characteristic Leaching Procedure (TCLP) toxicity; (iii) any petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; and (iv) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance the presence of which would be detrimental to any Project Site or hazardous to health or the environment.

“Host” means with respect to a Project the site landlord and energy offtaker of the Project as listed in Exhibit A.

“Interconnection Agreement” means the interconnection agreements with respect to each Project entered into by the Project Company or Host and the relevant local distribution company.

“Invoice” has the meaning set forth in Section 3.2.

“Laws” means any constitution, charter, act, statute, law, ordinance, code (including the Code), rule, regulation, order, or other legislative or administrative action of any Governmental Authority or a final decree, judgment or order of a court or tribunal having valid jurisdiction.

“Liabilities” means all loss, damage, expense and liability, including fines, penalties, court costs and reasonable attorneys’ fees.

“LLC Agreement” or “LLCA” means the Limited Liability Company Agreement of the Company, as amended from time to time.

“Lost Time Accident” or “LTA” means any work-related injury which prevents the injured person from doing any work the day after the accident.

“Material Contracts” means with respect to the Project, the Solar Photovoltaic (PV) System Construction Agreement between the Company and Centurion Solar Energy LLC, dated December 4th, 2020 (“EPC Contract”), the Solar Power Purchase Agreement between the Company and New Canaan Public Schools, dated December 2nd, 2020 (“PPA”), the Interconnection Agreement, Modules, Inverters and Racking Purchase Orders, the Standard Contract for the Purchase and Sale of Connecticut Class I Renewable Energy Credits from Low or Zero Emission Projects by and between The Connecticut Light and Power Company dba Eversource Energy and Town of New Canaan Public Schools, dated as of November 26, 2018 (“ZREC Contract”), and any other material contracts or agreements entered into by the applicable Project Company that relates to the development, construction, operation, or maintenance of such Project, such as listed in Exhibit A- 1.

“NTP Date” means with respect to each Project, the date on which the Company that owns issues the EPC Contractor full notice to proceed with construction of such Project.

“Party” and “Parties” have the meaning set forth in the preamble.

“Permits” means all permits, licenses, authorizations, consents, orders, waivers, franchises, registrations, variances, extensions, filings, notifications, certificates, exemptions, approvals and other authorizations obtained from or made with any Governmental Authority.

“Person” means any individual, limited liability partnership, limited liability company, partnership, corporation, association, joint stock company, business, trust, estate, joint venture, unincorporated organization, government or political subdivision thereof, governmental agency or other entity.

“Placed in Service” means, with respect to a Project, that the Project has been “placed in service” for purposes of section 48 of the Code.

“Placed-in-Service Date” means the date on which a Project has both (i) been Placed in Service and (ii) achieved Substantial Completion.

“Power Purchase Agreement” or “PPA” means the Solar Power Purchase Agreement between the Company and New Canaan Public Schools, dated December 2nd, 2020.

“Pre-Existing Hazardous Materials” means (i) any Hazardous Material that existed on or in any Project Site prior to the date when Provider is present on such Project Site, and (ii) any Hazardous Material brought to any Project Site by the applicable Project Company.

“Project” has the meaning set forth in Recital A.

“Project Company” has the meaning set forth in Recital A.

“Project Schedule” with respect to each Project means the project schedule pursuant to the applicable EPC Agreement.

“Project Site” means, with respect to each Project the real property on which such Project will be located.

“Provider” has the meaning set forth in the preamble.

“Provider Indemnified Parties” has the meaning set forth in Section 8.2.

“Prudent Industry Practices” mean, with respect to each Project, those practices, methods, equipment, specifications and standards of safety and performance and the level of supervision and monitoring of the performance of the EPC Contractor, as the same may be changed from time to time, as are generally used in the ownership, management, development and construction of photovoltaic facilities located in Massachusetts that are similar in type and capacity to such Project and which, in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the ownership, management, development and construction, or the supervision or monitoring, of photovoltaic facilities similar to such Project, and as are in accordance in all material respects with applicable Permits, applicable Law, equipment manufacturers’ standards and recommendations and the Material Contracts. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods as commonly practiced in the utility scale solar industry in Massachusetts during the relevant time.

“Purchase Order” mean (i) the Sales Order #SO-13009079, dated February 4th, 2021, by Kinect Solar, in the total amount of $111,024.60 and (ii) the Quote #1031388 REV #066, dated March 3rd, 2021, by Consolidated Electrical Distributors Inc, in the total amount of $79,636.62.

“Receiving Party” has the meaning set forth in Section 12.4.1.

“Related Dispute” has the meaning set forth in Section 10.3.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into soil, surface water, ground water, land surface, subsurface strata, ambient air, wildlife, plants or other natural resources.

“Services” means the Construction Management Services.

“Subcontractor” means any Person to whom Provider subcontracts any of its obligations under this Agreement, including the suppliers and any Person, of any tier, to whom such obligations are further subcontracted.

“Substantial Completion” has, for each Project, the same meaning as in the EPC Contract for such Project.

“Term” has the meaning set forth in Section 2.1.

“Transaction Documents” means the MIPA, any Financing Documents, and the Material Contracts.

“Work” with respect to each Project, has the meaning set forth in the applicable EPC Agreement.

“ZREC Contract” means the Standard Contract for the Purchase and Sale of Connecticut Class I Renewable Energy Credits from Low or Zero Emission Projects by and between The Connecticut Light and Power Company dba Eversource Energy and Town of New Canaan Public Schools, dated as of November 26, 2018.

1.2 Rules of Interpretation. Unless otherwise required by the context in which any term appears: (a) capitalized terms used in this Agreement other than for grammatical purposes shall have the meanings specified in this Article 1 or as otherwise defined in this Agreement; (b) the singular shall include the plural and vice versa, and the masculine, feminine and neuter gender include all genders; (c) the words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; (d) references to, and the definition of, any agreement, document or instrument (including this Agreement) shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time; (e) all references to “Article,” “Section” or “Exhibit” are to an Article or a Section hereof or to an Exhibit attached hereto; (f) the words “include,” “includes” and “including” mean include, includes and including “without limitation” and “without limitation by specification;” and (g) the table of contents and article and section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions hereof.

1.3 Construction of Agreement. Each Party has participated in the drafting of this Agreement. This Agreement shall, in the event of any dispute over its meaning or application, be interpreted fairly and reasonably, and neither more strongly for or against either Party.

ARTICLE 2

PROVIDER’S OBLIGATIONS

2.1 Commencement of Services. Provider shall commence providing the Construction Management Services as of the Effective Date. Provider shall continue providing the Services for each Project until a Notice of Final Completion has been signed by the Company (the “Term”).

2.2 Services. Pursuant to the terms and conditions of this Agreement, Provider shall provide the services that are set forth in the Schedule of Construction Management Services attached hereto as Exhibit B-1 (the “Construction Management Services”) and the Schedule of Development Services attached hereto as Exhibit B-2 (the “Development Services”), in each case, in compliance with the standards of care and performance set forth herein.

2.3 Compliance with Laws; Standard of Performance. Provider shall perform the Services (a) in accordance with applicable Laws (including Environmental Laws), the requirements of any Material Contracts or any financing documents with a Financing Party (provided that Provider has received copies of such Material Contracts and financing documents), Prudent Industry Practices and the organizational documents of each Project Company and (b) in a timely manner to facilitate having the Project achieve being Placed in Service and achieving Substantial Completion by July 8, 2021 or the date on which the requirements under Section 3.4 of the PPA and Section 3.3 of the ZREC Contract have occurred, whichever occurs first.

2.4 Exclusion of Warranties. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED “AS IS, WHERE IS,” WITH ALL FAULTS AND NEITHER PROVIDER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE, WITH RESPECT TO THE SERVICES TO BE PROVIDED BY IT UNDER THIS AGREEMENT. THERE ARE NO OTHER WARRANTIES, AGREEMENTS OR UNDERSTANDINGS, ORAL OR WRITTEN, WHICH EXTEND BEYOND THOSE SET FORTH IN THIS SECTION 2.4 WITH RESPECT TO THE QUALITY OF THE SERVICES, WHETHER THE CLAIMS OF COMPANY ARE BASED IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE. Accordingly, no statements, descriptions, specifications or other representations with respect to the Services, whether set forth in this Agreement, including the Exhibits, attachments and appendices hereto, or in any quotations, proposals, drawings, manuals or other documentation, shall be or be deemed to be a warranty of the Services or any part thereof. Nothing in this Section 2.4 shall be construed as limiting the obligations or liabilities of Provider or any of its Affiliates under any other Transaction Document to which it is a party.

2.5 Insurance. Beginning on the Effective Date and through the end of the Term, Provider shall obtain and maintain the insurance required to be obtained and maintained by Provider as set forth in Exhibit C. Provider shall provide evidence that the Company and the Owner have been named as an additional insured entities on such Provider’s insurance policy.

2.6 Liens. Provider shall not, as a consequence of its own acts or the acts of its Affiliates or Subcontractors, suffer or permit any liens or encumbrances to attach to Company, Owner, any Project, or any Project Site.

2.7 Restrictions on Provider Authority. Provider shall have no right or authority to act on behalf of Company, Owner, any Project, or any Project Company except as set forth in this Agreement, unless expressly approved in writing by Company. Without the prior and express written consent of Company or the applicable Project Company, Provider shall not be authorized, for any purpose or in any manner whatsoever, to bind Company, any Project Company, or any Project, or to make any representations on behalf of Company or any Project Company. Without limiting the generality of the foregoing, Provider shall not, without the prior approval of Company or the applicable Project Company:

2.7.1. declare an event of force majeure or an event of default with respect to any Project, or a material portion thereof, under any Material Contract;

2.7.2. (a) amend, modify, terminate or waive any provision of any of the Material Contracts, or (b) suspend performance of any of the Material Contract counterparties, except to the extent necessary to avoid immediate danger to Persons or property, or to comply with any applicable Law;

2.7.3. (a) initiate any action against any counterparty under any of the Material Contracts or (b) settle, compromise, assign, pledge, transfer or release (or agree to do any of the foregoing) any action involving Company, any Project Company, or any Project, the cost of which would be an expense to Company or such Project Company, would adversely affect the applicable Project Schedule, would be covered by any Project’s insurance policy or could otherwise become a liability of Company;

2.7.4. initiate or agree to any change order, waiver, compromise or settlement with respect to any of the Material Contracts, or enter into any other agreement with respect to any Project;

2.7.5. execute, acknowledge or deliver (on behalf of itself, Company, or any Project Company) any agreements, contracts, documents, consents, liens, indebtedness, waivers or other documents obligating, assigning, transferring, granting any interest in, or otherwise encumbering Company or any asset of Company or any Project Company;

2.7.6. consent to, approve or ratify any action taken by any Material Contract counterparty to modify the equipment or services provided by any of them if such action could reasonably be expected to materially and adversely affect any Project Company’s continued use and enjoyment of, or the performance, value or useful life of, the applicable Project;

2.7.7. enter into agreements with any bank, finance or lending institution in relation to any Project;

2.7.8. make any sale, transfer, mortgage, assignment, conveyance or disposition of any property or assets of Company or any Project Company;

2.7.9. accept service of process on behalf of Company or any Project Company in connection with any legal proceeding, whether arising out of the Material Contracts, any financing document with a Financing Party or otherwise; or

2.7.10. amend or terminate any Permits of any Project Company.

2.8 Work-for-Hire. All documents, reports, studies, data, plans, specifications, and other work products prepared by Provider in performing services to Company or a Project Company under this Agreement shall be work-for-hire and shall be owned by Company.

2.9 Separateness. Provider shall maintain its existence separate and distinct from any other Person, including maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction where the character of its property or the nature of its business makes such qualification necessary to protect the validity and enforceability of this Agreement.

ARTICLE 3

FEES AND PAYMENT TERMS

3.1 Fees. In consideration and remuneration for the Services, Company shall pay Provider a construction management fee (“Construction Management Fee”) for the Project in the amounts set forth in Exhibit D. Fifty percent (50%) of the Construction Management Fee allocated to each Project shall be due and payable upon NTP. The remaining Fifty percent (50%) of the Construction Management Fee shall be due and payable in full to Provider upon the Commercial Operation Date. The payments in respect of the Construction Management Fee shall be payable by corporate check or wire transfer of immediately available funds to an account designated by Provider. The Construction Management Fee is the only compensation for the services. The total amount of the Construction Management Fee will be $500,00 (five hundred thousand Dollars), minus all costs related to the Project after the Commercial Operation Date.

1. Price Adjustments. The first payment will be made assuming a Construction Management Fee of $70,344 and the final payment will true up:

(i)	any discrepancy between the Construction Management Fee calculation above and the actual cost paid for the Project. Actual cost paid for the Project shall be determined in an open-book analysis of all costs allocated and paid for the Project by the Project’s Owner including any change orders, unforeseen expenses and Applicable Delay LDs described in Section 3.5 below. For the avoidance of doubt, under no situation shall the cost of the acquisition and EPC of the project exceed $500,000; and

(ii)	any discrepancy percentage in the production between the ASTM Test and the Helioscope will result in an equal percentage of reduction in the Construction Management Fee to maintain the same projected return to investors for the project.

3.2 Invoices and Payments. Provider shall submit to Company an invoice (“Invoice”) for payment of the amount due of the applicable Construction Management Fee no later than fifteen (15) Business Days after the applicable NTP Date, the Commercial Operation Date, and 30 days after the Commercial Operation Date as the case may be. For the avoidance of doubt, Provider shall not be entitled to payment in the event and to the extent that any Construction Management Services are not performed in accordance with the material terms of this Agreement.

3.3 Time Allowed for Payment. Within thirty (30) days of receiving an Invoice from Provider, Company shall pay the amount set forth in such Invoice.

3.4 Interest on Overdue Payments. Any sums not timely paid shall accrue interest from the date due until paid at an annual rate equal to the lesser of (a) the “prime rate” (as published in the Wall Street Journal) from time to time plus two percent (2%), and (b) the highest rate permitted by applicable Law.

3.5 Applicable Delay LDs. If the Commercial Operation Date of the Project does not occur on or before July 8, 2021, Provider will pay Company the Applicable Delay LDs for such Project. The Parties agree that payment of the Applicable Delay LDs will be made by setting off the amount of the Applicable Delay LD against the final Construction Management Fee payable by Company to Provider with respect to the Project. The Parties agree that the Applicable Delay LDs are in the nature of liquidated damages and are a reasonable and appropriate measure of the damages that Company or its members would incur as a result of such delays or failures, and do not represent a penalty.

ARTICLE 4

COMPANY’S OBLIGATIONS

4.1 Site Access. Company shall cause the Company to provide to Provider complete and continuous access to each Project Site according to the terms and conditions set forth in the PPA, at the locations agreed to by the Parties, and as necessary to perform the Services.

4.2 Company’s Representative. Company has appointed Mike Silvestrini as its representative (“Company’s Representatives”) for the Project whom shall have authority to administer this Agreement on behalf of Company, agree upon procedures for coordinating Company’s efforts with those of Provider and furnish information, when appropriate, to Provider. Except as otherwise provided in this Agreement, any notice, approval, objection, assurance, inspection, delivery, certification, acknowledgment or similar action under this Agreement, given or received in writing by any Company’s Representative, shall be effective as if given or received, as applicable, by Company. Company’s Representatives may be changed at Company’s discretion and Company shall provide notice of same to Provider.

4.3 Insurance. During the Term, Company shall cause the Company to obtain and maintain the insurance required to be obtained and maintained by such Company as set forth in Exhibit C.

4.4 Company’s Duty To Make Payments Under This Agreement. Company shall pay the Construction Management Fee to Provider as required by Article 3.

4.5 Company’s Duty To Make Payments Under each EPC Agreement. Company shall make payments to the EPC Contractor under the EPC Agreement in accordance with the terms of the EPC Agreement. Such payments shall be authorized by Provider on behalf of Company in accordance with the relevant delegations of authority from Company.

ARTICLE 5

DEFAULT, TERMINATION, AND DAMAGES

5.1 Termination by Provider. Provider may terminate this Agreement for Company’s material breach of this Agreement or for failure to pay any undisputed Invoice in accordance with this Agreement. Provider shall give Company notice to remedy the payment default five (5) Business Days after the payment due date including 30-day payment period described in Section 3.1 above. If Company has not remedied the payment default within twenty (20) Business Days after receipt of such notice, Provider may give notice of termination effective on the date specified in the notice. Upon termination, Provider’s damages shall be limited to the portion of the Fees equal to the number of months of Services performed and that remain unpaid at the time of termination.

5.2 Termination by Company.

5.2.1. Termination by Company for Provider Default. Subject to Section 5.3 and Section 5.4, Company may terminate this Agreement immediately on notice to Provider if Provider:

(a) breaches any of its material obligations under this Agreement or fails to provide Services;

(b) becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under applicable Laws) has a similar effect to any of these acts or events;

(c) purports to assign or transfer this Agreement or any of its rights or interests herein, except as expressly permitted hereunder; or

(d) incurs liability hereunder equal to the limit on Provider’s liability under Section 7.2.

5.2.2. Termination by Company Upon Notice. Company may terminate this Agreement by giving Provider thirty (30) days’ prior written notice of its intent to terminate, in which case, this Agreement shall terminate on the date of the notice including cure periods described in Section 5.3 below. Upon termination, Company shall compensate Provider as set forth in Section 5.4.

5.3 Notice of Termination; Right to Cure. Upon the occurrence of any event set forth in Section 5.2.1, Company shall give Provider notice specifying the event. If the breach is capable of timely cure, Provider shall have five (5) days after Company’s notice to cure such breach. If Provider can demonstrate that such breach is subject to a reasonable cure that would extend beyond the five (5) day period, Provider may request an extension to the cure period of up to fifteen (15) days from Company’s notice of breach, provided Provider has commenced to cure the breach within such five (5) day period and diligently pursues such remedy throughout such fifteen (15) day period. If Provider thereafter fails to diligently pursue the agreed remedy or the remedy proves insufficient to cure the breach, Company may give notice of termination at any time, effective on the date stated in the notice.

5.4 Termination Payment. Except for termination of the Agreement for Provider default in Section 5.2.1, Company shall compensate Provider for Services completed up to the date of termination, in an amount equal to (a) with respect to any termination on or after the Commercial Operation Date for a Project, the aggregate amount of the Fees that remain unpaid with respect to such Project at the time of termination, and (b) with respect to any termination prior to the Commercial Operation Date for a Project, the actual, documented costs and expenses incurred by Provider in performing the Services for such Project. The termination payment shall exclude any allowance for lost opportunity or for anticipated profits for unperformed services, and shall in no event exceed the aggregate amount of the Fees.

5.5 Invoice for Termination Payment. Provider shall submit an Invoice to Company for the termination payment with the supporting information and documents no later than fifteen (15) Business Days following the date of termination. Company shall pay such Invoice within thirty (30) days after its receipt. However, if Company disputes certain elements of the Invoice, Company shall pay the undisputed portion and notify Provider of the basis for the dispute. The Parties shall use the dispute resolution provisions in ARTICLE 10 to resolve any dispute regarding termination or the termination payment.

ARTICLE 6

FORCE MAJEURE

6.1 Excused Performance. Each Party shall be excused from performing its obligations hereunder to the extent performance is prevented or delayed by a Force Majeure Event. The claiming Party’s suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event. Notwithstanding anything herein, a Force Majeure Event will not excuse or delay the incurrence of Applicable Delay LDs under Section 3.5.

6.2 Notice of Force Majeure. The claiming Party shall give the other Party notice describing the particulars of the Force Majeure Event promptly after its occurrence, but in no event more than one (1) day after the claiming Party becomes aware of such occurrence.

6.3 Written Estimate. Within ten (10) days after giving notice of the Force Majeure Event, the claiming Party shall give the other Party an estimate of the expected duration of the Force Majeure Event and its probable impact on the Services and the Work. The claiming Party shall continue to furnish the other Party with timely regular reports during the continuation of the Force Majeure Event.

6.4 Notice upon Cessation of Force Majeure. The claiming Party shall give the other Party notice within one (1) day of the cessation of all or part of the Force Majeure Event.

6.5 Mitigation and Management. Each Party shall immediately exercise commercially reasonable efforts to mitigate or limit the impact to the applicable Project and damages to the other Party as a result of the Force Majeure Event and shall begin activities to correct or cure the event or condition excusing performance.

6.6 Continued Performance. Despite the occurrence of a Force Majeure Event, Provider shall continue to perform any unaffected Services pursuant to the terms of this Agreement. Provider shall only be entitled to payment for Services actually performed by the Provider during the period of the Force Majeure Event.

6.7 No Waiver or Excuse of Prior Default. No default of the claiming Party which arose before the occurrence of the Force Majeure Event causing the suspension of performance shall be excused as a result of the Force Majeure Event.

ARTICLE 7

LIMITATION OF LIABILITY

7.1 No Consequential Damages. NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

7.2 Liability Cap. Provider’s aggregate liability to Company, from any and all causes, whether based on contract, tort (including negligence), strict liability or any other cause of action, shall in no event exceed the aggregate amount of $500,000; provided, however, that the foregoing limitation shall not apply to acts of gross negligence, willful misconduct or fraud by Provider or Provider’s indemnification obligations under Article 8 as a result of tort claims brought by a third party against any Company Indemnified Party.

ARTICLE 8

INDEMNIFICATION

8.1 Provider. Provider shall defend, indemnify and hold harmless Company, Owner, and the principals, directors, officers, shareholders, managers, agents, consultants, employees, successors, and assigns of each of them (the “Company Indemnified Parties”) from and against any and all Liabilities incurred by any Company Indemnified Party in connection with any breach by Provider of its obligations hereunder or in connection with third party claims arising out of the negligent actions or omissions of Provider, its employees, agents, or subcontractors. Any indemnification payable under this Section 8.1 shall be net of any insurance proceeds paid to a Company Indemnified Party under Provider’s or Company’s insurance policies with respect to the circumstances giving rise to the indemnification hereunder.

8.2 Company. To the extent permitted by Law, Company shall defend, indemnify and hold harmless Provider and its principals, directors, officers, shareholders, managers, agents, consultants, employees, successors and assigns (the “Provider Indemnified Parties”) from and against any and all Liabilities incurred by any Provider Indemnified Party in connection with third party claims arising out of the negligent actions or omissions of Company, any Project Company, or the employees, officers, agents, or contractors (other than Provider, in any capacity, including as manager of the company) of any of them or from Pre-Existing Hazardous Materials. Any indemnification payable under this Section 8.2 shall be net of any insurance proceeds paid to a Provider Indemnified Party under Company’s, any Project Company’s, or Provider’s insurance policies with respect to the circumstances giving rise to the indemnification hereunder.

8.3 Procedure. The indemnifying Party shall have the right to defend any indemnified Party with counsel (including insurance counsel) of the indemnifying Party’s selection reasonably satisfactory to the indemnified Party, with respect to any claims within the indemnification obligations hereof; provided that the indemnified Party shall have the right to be represented therein by advisory counsel of its own selection at its own expense. If the defendants in any such action include both the indemnifying Party and the indemnified Party, and i) if the indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to the indemnifying Party, ii) any settlement is reasonably likely to involve injunctive, equitable or prospective relief or to materially and adversely affect the indemnified Party’s business or operations other than as a result of monetary damages, or iii) the indemnified Party reasonably believes that the matter in question involves potential criminal liability, then the indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its own behalf and at the indemnifying Party’s expense. An indemnified Party shall give the indemnifying Party prompt written notice of any asserted claims or actions indemnified against hereunder and shall cooperate in the defense of any such claims or actions. Without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, the indemnifying Party shall not settle any claims or actions in a manner that (a) would require any action or forbearance from action by, or result in any judgment, including but not limited to criminal liability against, any indemnified Party or (b) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to the indemnified Party that is or may be subject to such claim. If the indemnifying Party fails to assume or diligently prosecute the defense of any claim in accordance with this Article 8, then the indemnified Party shall have the absolute right to control the defense of such claim and the right to settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding for which indemnity is afforded hereunder, and the fees and expenses of such defense, including reasonable attorneys’ fees of the indemnified Parties’ counsel and any amount determined to be owed by the indemnifying Party pursuant to such claim shall be borne by the indemnifying Party, provided that the indemnifying Party shall be entitled to participate in, but not control, such defense.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Provider’s Representations. Provider represents and warrants to Company, as of the Effective Date, that:

9.1.1. Provider is duly organized and validly existing in good standing under the Laws of the state of its formation and is qualified to do business in the state in which the Projects are located;

9.1.2. Provider has the lawful authority and power to execute and carry out this Agreement and to perform its obligations hereunder;

9.1.3. Provider’s execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes Provider’s legal, valid and binding obligation, enforceable against Provider in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other legal principles pertaining to creditor’s rights;

9.1.4. Except as otherwise contemplated herein, no material consents or approvals are required in connection with the execution, delivery and performance by Provider of this Agreement;

9.1.5. The execution, delivery and performance by Provider of this Agreement will not (a) violate any applicable Law or Permits applicable to Provider, (b) result in any breach of, or constitute a default under, any material contractual obligation of Provider, or (c) result in, or require, the imposition of any lien or encumbrance on any of the properties or revenues of Provider;

9.1.6. There is no pending or, to Provider’s knowledge, threatened litigation, claim, action, suit, proceeding (including any arbitration proceeding) or governmental investigation of any nature against Provider which (a) seeks the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions provided for in this Agreement or (b) could reasonably be expected to have a material adverse effect on Provider’s ability to perform its obligations hereunder.

9.2 Company Representations. Company represents and warrants to Provider, as of the Effective Date, that:

9.2.1. Company is duly organized and validly existing in good standing under the Laws of the state of its formation and is qualified to do business in the state in which the Projects are located;

9.2.2. Company has the lawful authority and power to execute and carry out this Agreement and to perform its obligations hereunder;

9.2.3. Company’s execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes Company’s legal, valid and binding obligation, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other legal principles pertaining to creditor’s rights;

9.2.4. Except as otherwise contemplated herein, no material consents or approvals are required in connection with the execution, delivery and performance by Company of this Agreement;

9.2.5. The execution, delivery and performance by Company of this Agreement will not (a) violate any applicable Law or Permits applicable to Company, (b) result in any breach of, or constitute a default under, any material contractual obligation of Company, or (c) result in, or require, the imposition of any lien or encumbrance on any of the properties or revenues of Company;

9.2.6. There is no pending or, to Company’s knowledge, threatened litigation, claim, action, suit, proceeding (including any arbitration proceeding) or governmental investigation of any nature against Company which (a) seeks the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions provided for in this Agreement or (b) could reasonably be expected to have a material adverse effect on Company’s ability to perform its obligations hereunder.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Management Negotiations. The Parties shall use all reasonable efforts to settle any controversy, claim or dispute between the Parties arising out of or in connection with this Agreement, including any question regarding the existence, scope, validity, or termination of this Agreement (“Dispute”), through negotiation between authorized members of each Party’s senior management. Either Party may, by written notice to the other Party, request a meeting to initiate negotiations to be held within five (5) Business Days of the other Party’s receipt of such request, at a mutually agreed time and place. If the Dispute is not resolved within fifteen (15) Business Days of their first meeting, then either Party may pursue any other remedies available to it in law or in equity.

10.2 Third Parties. Where any Dispute raises issues which are substantially the same as or connected with issues between Company and any other contractor employed by Company in respect of any Project or any third party (“Related Dispute”), Company and Provider agree that, at the request of either the Provider or Company, such Dispute under this Agreement may be consolidated with the Related Dispute into a single proceeding. The proceedings shall be consolidated into the proceeding that commenced first. The Parties agree to be bound by the decision rendered in the consolidated proceeding.

10.3 Interim Relief. Nothing in this Article 10 shall preclude either Party from seeking urgent interim relief from a court of competent jurisdiction.

ARTICLE 11

NOTICES

Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by hand messenger delivery or overnight courier service (or electronic mail if mutually acceptable procedures are developed) to the other Party at the address set forth below:

If delivered to Company,

35 Noble Street

Brooklyn, NY 11222

Attention: Mike Silvestrini

Or:

mike@energea.com

If delivered to Provider:

PO Box 250864

New York, NY 10025

Attention: Dan Giuffrida

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement. This Agreement and the documents executed in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements or representations of the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

12.2 Waiver. Any waiver of the provisions of this Agreement must be in writing and shall not be implied by any usage of trade, course of dealing or course of performance. No exercise of any right or remedy by Company or Provider constitutes a waiver of any other right or remedy contained or provided by Law. Any delay or failure of a Party to exercise, or any partial exercise of, its rights and remedies under this Agreement shall not operate to limit or otherwise affect such rights or remedies. Any waiver of performance hereunder shall be limited to the specific performance waived and shall not, unless otherwise expressly stated in writing, constitute a continuous waiver or a waiver of future performance.

12.3 Assignment.

12.3.1. General. Subject to Section 12.3.2, neither Party shall assign or in any other manner transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. Any purported assignment or transfer without such consent, whether voluntary or involuntary, by operation of Law, under legal process or proceedings, by receivership, in bankruptcy or otherwise, is void.

12.3.2. Permitted Assignments. Notwithstanding Section 12.3.1, Company may, without Provider’s consent, but with written notice to Provider: (i) assign this Agreement to (A) any subsidiary, affiliate or special purpose company formed by Company or any Affiliate for the purpose of developing and owning any Project, or (B) a purchaser of all or substantially all of Company’s assets or Company’s successor in interest as part of a corporate reorganization, consolidation, take-over, merger or other business combination, or (ii) collaterally assign this Agreement as security to any Financing Party; provided, however, that no assignment of this Agreement by Company pursuant to the foregoing sub-clauses (i) or (ii) shall release Company from its further obligations and Liabilities under this Agreement. A permitted assignee of Company under this Section 12.3.2 shall be bound by the obligations of this Agreement (upon consummation of a foreclosure of its security interest in the case of a Financing Party) and shall, upon Provider’s request, deliver a written assumption of Company’s rights and obligations under this Agreement to Provider.

12.4 Confidentiality.

12.4.1. Neither Party (the “Receiving Party”) shall use for any purpose other than performing the Services under this Agreement or owning and operating each Project, divulge, disclose, produce, publish, or permit access to, without the prior written consent of the other Party (the “Disclosing Party”), any confidential information of the Disclosing Party. Confidential information includes, without limitation, this Agreement and the exhibits hereto, all information or materials prepared in connection with the Services performed under this or any related subsequent Agreement, designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets, in each case where such information or material is clearly marked as confidential or where the Receiving Party reasonably assumes under the circumstances that such information or material is considered confidential information of the Disclosing Party. The Receiving Party may grant access to such documentation and information to its respective employees and authorized contractors, subcontractors and agents whose access is necessary to fulfill the terms of this Agreement. Confidential information does not include (a) information known to the Receiving Party prior to obtaining the same from the Disclosing Party; (b) information in the public domain at the time of disclosure by the Receiving Party; or (c) information obtained by the Receiving Party from a third party who did not receive same, directly or indirectly, from the Disclosing Party or otherwise had an unrestricted right to disclose such information. The Receiving Party shall use the higher of the standard of care that the Receiving Party uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such confidential information. Notwithstanding anything herein to the contrary, the Receiving Party has the right to disclose confidential information without the prior written consent of the Disclosing Party: (i) as required by any court or other Governmental Authority, or by any stock exchange the shares of any Party are listed on, (ii) as otherwise required by Law, (iii) as advisable or required in connection with any government or regulatory filings, including without limitation, filings with any regulating authorities covering the relevant financial markets, (iv) to its attorneys, accountants, financial advisors or other agents, in each case bound by confidentiality obligations, (v) to banks, investors, Financing Parties and other potential financing sources and their advisors, in each case if the party receiving the confidential information is bound by the same or similar confidentiality obligations, (vi) in connection with an actual or prospective merger or acquisition or similar transaction where the party receiving the confidential information is bound by the same or similar confidentiality obligations, or (vii) to the United States Department of the Treasury or the Internal Revenue Service in connection with tax incentives. If a Receiving Party believes that it will be compelled by a court or other Governmental Authority to disclose confidential information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure.

12.4.2. The Parties’ obligations under this Section 12.4 shall terminate on the date that is two (2) years after the earlier to occur of the expiration or termination of this Agreement.

12.5 Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

12.6 Consent to Jurisdiction. Without limiting the requirements of Article 10, each Party hereby irrevocably consents and agrees that any legal action or proceedings brought with respect to any dispute arising out of this Agreement shall be brought in, and each Party submits to the jurisdiction and venue of the state and federal courts of the State of New York, County of New York, and by execution and delivery of this Agreement, each of the Parties hereby (i) accepts the nonexclusive jurisdiction of the foregoing courts, (ii) irrevocably agrees to be bound by any final judgment (subject to any appeal) of any such court with respect thereto, and (iii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venues of any suit, action or proceedings with respect hereto brought in any such court, and further irrevocably waives to the fullest extent permitted by Law any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive (subject to any appeal) and may be enforced in other jurisdictions by suit on the judgment or in any other manner to the extent provided by Law.

12.7 Waiver of Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.8 Status of the Parties. Provider shall be an independent contractor to Company with respect to the Services, and neither Provider nor its employees or agents shall be deemed to be the employees or representatives of Company in connection with any matter relating to this Agreement. No provision of this Agreement shall be construed or represented as creating a partnership, trust, joint venture, fiduciary or any similar relationship between the Parties. Provider shall be responsible for and shall pay all federal, state or local income taxes, payroll taxes and self- employment taxes upon the compensation paid for services rendered under this Agreement, and all other applicable taxes.

12.9 Parties in Interest. Except for each Project Company, each of which is entitled to enforce the Company’s rights hereunder to the extent of its own interest, nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties, their respective successors and permitted assigns, the Company Indemnified Parties and the Provider Indemnified Parties, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

12.10 Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take all further action, as may be reasonably necessary to complete performance by the Parties hereunder and to effectuate the purposes and intent of this Agreement. In particular, (a) Provider shall cooperate with and provide reasonable assistance to Company, each Project Company, any Financing Party, and the insurers of each Project and their independent engineering, environmental, financial, legal, technical and other consultants, officers, employees, representatives and agents, in relation to their due diligence, financial, technical, scientific, engineering, accounting, environmental studies, monitoring, inspections, audits, and the creation and administration of milestone and completion tests that shall test the physical, mechanical, legal, reliability, financial, regulatory and other relevant aspects of completion of the Work and the Projects and (b) Provider shall (at its own cost) furnish such consents to assignment, direct agreements, disclosure, certifications, representations, estoppel certificates and opinions of counsel addressed to Company, each Project Company, its affiliates and any Financing Parties, as may be reasonably requested by Company, such Project Company, or the Financing Parties and that are customarily provided by counterparties such as Provider in connection with Company or such Project Company obtaining any financing, hedge or offtaker arrangement relating to the Projects.

12.11 Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification is in writing and duly executed by both Parties.

12.12 Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such determination will not affect any other provision of this Agreement and all other provisions will remain in full force and effect.

12.13 Survival. The provisions of Article 5, Article 7, Article 8, Article 10, Article 11, and Article 12 shall survive termination of this Agreement to the extent required for their full performance.

12.14 Counterparts. This Agreement may be executed in any number of separate counterparts and delivered by electronic means (including portable document format, “pdf”), each of which when so executed shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Development and Construction Management Agreement to be executed by their authorized representatives as of the Effective Date.

COMPANY:		PROVIDER:

PHYTOPLANKTON PONUS RIDGE SOLAR LLC		PLANKTON ENERGY LLC

By:	/s/ Mike Silvestrini	By:	/s/ Dan Giuffrida
Name:	Mike Silvestrini	Name:	Dan Giuffrida
Title:	Manager	Title:	Manager

Signature Page to Construction Management Agreement

EXHIBIT A

PROJECTS

Project Company	Host	Capacity (kW DC)
Phytoplankton Ponus Ridge Solar LLC	West Elementary School	300

A-1

EXHIBIT A-1

MATERIAL CONTRACTS

1.	Solar Photovoltaic (PV) System Construction Agreement between the Company and Centurion Solar Energy LLC, dated December 4th, 2020 (“EPC Contract”);

2.	the Solar Power Purchase Agreement between the Company and New Canaan Public Schools, dated December 2nd, 2020 (“PPA”);

3.	the Interconnection Agreement;

4.	Modules purchase order with Kinect Solar;

5.	Inverters and Racking Purchase Orders with CED Greentech;

6.	Standard Contract for the Purchase and Sale of Connecticut Class I Renewable Energy Credits from Low or Zero Emission Projects by and between The Connecticut Light and Power Company dba Eversource Energy and Town of New Canaan Public Schools, dated as of November 26, 2018 (“ZREC Contract”)

A-1-1

EXHIBIT B-1

CONSTRUCTION MANAGEMENT SERVICES

Construction Management Services generally include all activities necessary to monitor, manage, perform and exercise, on behalf of and as agent for each Project Company, such Project Company’s rights and obligations under the applicable EPC Agreement (other than (a) such Project Company’s obligation to make payments or procure equipment under such EPC Agreement, (b) such Project Company’s right to contract with and retain separate contractors and (c) such Project Company’s obligation to provide any Project Company-provided facilities and services) and endeavor to secure full and proper performance of the obligations of the applicable EPC Contractor under such EPC Agreement. Construction Management Services shall include the following obligations:

1.	Negotiate and Execute Amendments. Negotiate, on behalf of and as agent for each Project Company, any amendments required to the applicable EPC Agreement, subject to such Project Company’s approval.

2.	Maintain Presence at Each Project Site; Facilitate Access. Maintain a constant presence at each Project Site and facilitate each Project Company’s access to the applicable Project Site.

3.	Coordinate Activities. Provide administrative, management and related services in order to manage each Project in accordance with the applicable Project Schedule.

4.	Conduct Meetings on Behalf of each Project Company. Schedule and conduct meetings as required by each Project Company, to discuss such matters as procedures, progress and scheduling. Provider shall promptly prepare and distribute minutes of these meetings to such Project Company and the applicable EPC Contractor as appropriate.

5.	Notify Company and each Project Company of Meetings Held by Provider. Give reasonable notice of periodic meetings held by Provider to assess the status of completion of the Work to be performed under each EPC Agreement. The applicable Project Company shall be entitled to receive such notice and to have representatives in attendance at those meetings in person or by telephone.

6.	Provide Status Report. Submit to each Project Company monthly status reports containing relevant progress reports and information (“Status Reports”).

7.	Update the Project Schedules; Include in Status Reports. Record progress of each Project and update each Project Schedule. Provider shall update and reissue each Project Schedule as required to show current conditions on a monthly basis and provide such Project Schedule and commentary on the key schedule milestones anticipated to be attained during the subsequent thirty (30) days in each Status Report.

8.	Monitor General Performance and Report on Performance of each EPC Contractor and Subcontractors. Monitor the overall performance of each EPC Contractor (and any subcontractors) and advise Company and each Project Company of any material concerns Provider may have with respect to such EPC Contractor’s (and any subcontractors’) performance of the Work.

B-1-1

9.	Monitor and Report on Safety Compliance.

a.	Monitor the implementation of the EPC Contractor’s (and any subcontractors’) safety programs with respect to compliance with applicable Laws, and the requirements of the applicable EPC Agreement,

b.	Require that employees of Provider, Company, each Project Company, and personnel authorized for any Project Site access comply with the requirements of the aforementioned safety programs, and

c.	Report in the monthly Status Report the status of health and safety issues, including calculation of accident incidents rates for all man-hours accrued by all personnel actively working on each Project Site for each EPC Contractor’s, Provider’s, each Project Company’s, and Company’s personnel, as applicable.

10.	Emergency Reporting of Significant Events. Contact the applicable Project Company’s Representative as follows in the event a significant event occurs on any Project Site or during off-site activities related to any Project:

a.	Fatality – Immediately (as soon as possible after Provider learns of the event),

b.	Strike, public actions, protests, blockages or similar events which will or may impact the progress of the Work – Immediately if Work is stopped, otherwise within twenty-four (24) hours after Provider learns of the event,

c.	Injury resulting in a Lost Time Accident (LTA) – Within twenty-four (24) hours after Provider learns of the event,

d.	Fire or Explosion – Within twenty-four (24) hours after Provider learns of the event,

e.	Occurrence at any Project Site that results in material liability under any Environmental Law or the Release of Hazardous Materials that has resulted or could reasonably be expected to result in personal injury required to be reported by any party to a Material Contract or any such Person’s subcontractor – Within twenty-four (24) hours after Provider learns of the event,

f.	Discovery of any Pre-Existing Hazardous Material that could reasonably be expected to result in an indemnity claim under Section 8.2 of the Agreement to which this Exhibit B-1 is appended – Within twenty-four (24) hours after Provider learns of the event, and

g.	Provider shall use professional judgment in notifying Company and each Project Company within twenty-four (24) hours for other events that in the Provider’s judgment may have an impact on any Project including any event that may constitute a Force Majeure Event.

B-1-2

11.	Monitor Environmental Compliance. Monitor the implementation and enforcement of each EPC Contractor’s (and any subcontractors’) environmental programs with respect to compliance with applicable Permits, applicable Laws (including Environmental Laws) and the requirements of the applicable EPC Agreement.

12.	Ensure Compliance with Permits. Appoint and manage an environmental control officer who shall monitor compliance on behalf of each Project Company with respect to applicable Permits and applicable Laws (including Environmental Laws).

13.	Monitor Quality Control Programs. Monitor each EPC Contractor’s (and any subcontractor’s) quality assurance/quality control plans.

14.	Create and Maintain, and Manage Certain Records. Create and maintain records of: (i) authorized work performed under unit costs; (ii) additional work performed on the basis of actual costs of labor and materials; (iii) other Work requiring monitoring; (iv) drawings, specifications, addenda, change orders and other modifications; (v) all relevant Project correspondence (letters, faxes, relevant emails) exchanged during the Term; and (vi) reviewed submittals related to performance of each EPC Agreement. All records and files shall be maintained in good order and kept current, to record changes and selections made during construction. To the extent practicable, all filing and records shall be periodically backed up. All site photos shall be maintained in electronic format. Provider shall make all such records available during construction and upon completion of each Project shall deliver them to the applicable Project Company. If so requested, Provider may make copies and retain for its records. Provider shall grant to Company and each Project Company access to the Provider’s web-based database (SharePoint or otherwise) for Project electronic information.

15.	Review and Certify Invoices for Payment. Develop and implement procedures for the review and processing of invoices for milestone, progress and final payments by each Project Company under the applicable EPC Agreement, and the invoicing processes shall include the incorporation of the requirements of the financing documents, as applicable. Provider shall not be responsible to advance any funds to any EPC Contractor (or any subcontractors) from its own account.

16.	Monitor Performance in Accordance with Agreements; Additional Inspections; Rejection of Work. Monitor whether the Work of each EPC Contractor (and any subcontractors) is being performed in accordance with the requirements of the applicable EPC Agreement, endeavoring to guard Company and the applicable Project Company against deficiencies in such EPC Contractor’s (and any subcontractors’) obligations under such EPC Agreement. As appropriate Provider shall have authority to require additional inspection or testing of the Work in accordance with the provisions of the applicable EPC Agreement, whether or not such Work is fabricated, installed or completed. Provider may reject Work which does not conform to the requirements of the applicable EPC Agreement.

B-1-3

17.	Notify the Applicable Project Company of Defects or Delays. Promptly notify the applicable Project Company of (a) any material defects discovered in the Work of the applicable EPC Contractor, and (b) any material delays or anticipated delays in the applicable Project Schedule during the construction period; provided, however, that the applicable EPC Contractor shall have sole responsibility for the means and methods of performance of its work under the applicable EPC Agreement.

18.	Notify the Applicable Project Company of Required Actions. Provide the applicable Project Company advance notice of any actions such Project Company is required to take in order to promote a timely and properly constructed Project. Provider shall perform, as agent of the applicable Project Company, all of such Project Company’s obligations under the applicable EPC Agreement with respect to various completion activities thereunder, including (i) performance, observation, and validation of all performance testing, and (ii) preparation of any required completion certificates.

19.	Respond to Requests for Interpretation. Respond to requests from the applicable EPC Contractor, any subcontractors, and the applicable Project Company for interpretations of the meaning and intent of each EPC Agreement, drawings, and specifications, and assist in the resolution of questions that may arise.

20.	Changes and Variations. Consistent with and according to the terms governing change orders in the applicable EPC Agreement, (i) review requests for scope changes, (ii) assist in negotiating the applicable EPC Contractor and subcontractor proposals, (iii) submit recommendations for change orders to the applicable Project Company, and (iv) if a recommendation is approved by the applicable Project Company or a change is unilaterally instructed by any Project Company, prepare a change order that incorporates the modifications into the applicable EPC Agreement for approval by such Project Company.

21.	Coordinate with Utility. Coordinate all technical activities with the local utility and the applicable PPA offtaker necessary for substation interconnection and the sale of power from each Project as required under the applicable Interconnection Agreement and the applicable PPA.

22.	Deliver Property. Upon completion of performance of this Agreement, or upon its termination, deliver to the applicable Project Company all property, including keys, manuals, record documents, record drawings, tools, equipment, maintenance stocks, spare parts, and temporary Project Site equipment such as computers, office equipment, servers, communication equipment, furnishings, vehicles, or similar purchased by the applicable Project and transferred to the care and custody of the Provider to administer this Agreement, and which have not been transferred or disposed of under the direction of the applicable Project Company.

23.	Administer Retainage or Setoffs. Administer and enforce the maintenance and release of any retention, holdback, setoff or recoupment under each EPC Agreement.

B-1-4

24.	Claims. Manage claims, including warranty claims, and closing out of punchlist items under each EPC Agreement.

25.	Perform Project Companies’ Representative Role. Perform the role of Owner’s Representative (as defined in the applicable EPC Agreement for each Project) as described in the applicable EPC Agreement.

26.	Final Commissioning. Supervise the commissioning work required to reach the Commercial Operation Date under each PPA, including interaction with the applicable local utility, independent engineer and Financing Parties’ technical advisor.

27.	Manage Obligations and Exercise Rights. Manage each Project Company’s obligations and exercise such Project Company’s rights under the Material Contracts as applicable to the Construction Management Services.

B-1-5

EXHIBIT B-2

DEVELOPMENT SERVICES

The Development Services shall include the following:

1.	Negotiate Installation, Procurement and Construction Contracts. Negotiate and cause to be executed in the name and on behalf of the Company and each Project Company, as applicable, agreements for the design, purchase, installation, construction and testing of the Projects, and any agreements for preparation of the Project Sites, including the land on which the Projects are to be installed, and the furnishing of any supplies, materials, machinery or equipment therefor, and any amendments thereto.

2.	Coordinate Contractors, Professionals and Consultants. Coordinate contractors, professionals and consultants employed in connection with the design, installation and construction of the Projects and the debt and equity financing for the Projects, as applicable.

3.	Negotiate Offtake Agreements. Negotiate and cause to be executed in the name and on behalf of each Project Company an agreement with one or more purchasers for the sale of electricity and other electricity-related products, and agreements for the interconnection of the applicable Project, and matters relating to the foregoing.

4.	Manage Public Relations. Support and assist each Project Company with the public relations effort and interface with (a) power purchase agreement customers, (b) the utility, (c) governmental agencies, (d) land owners, (e) the local communities, and (f) other parties interested in the development and installation of each Project, including collection and dissemination of information with respect to each Project.

5.	Coordinate Consultant Review. Coordinate independent engineers, environmental consultants, and title reviews for review of each Project’s feasibility.

6.	Obtain and Maintain Permits. Obtain and maintain on behalf of each Project Company all Permits that are required to be obtained by such Project Company for the development, construction, installation and operation of the applicable Project. The cost of such Permits shall be paid by the applicable Project Company. Provider shall act as a liaison with government agencies with respect to all matters related to Permits.

7.	Facilitate and Coordinate Financing Arrangements. Assist the Company and the Project Companies to obtain debt and equity financing for the Projects. Engage with the Financing Parties as required by the financing agreements for the Projects. Coordinate satisfaction of the conditions precedent to funding under the debt and equity financing agreements for the Projects. Prepare and submit to Company or each Project Company, as applicable, or their applicable affiliates, for approval all requests for loan advances or other payments under any financing agreements for the Projects.

B-2-1

8.	Manage Insurance Program. Manage the insurance program in accordance with policy documents including (i) payment/renewal of premiums by each Project Company and collection of any return premiums on behalf of each Project Company; (ii) maintaining compliance by all insured parties with the terms, conditions and warranties contained within the insurance policies required to be obtained and maintained under the Material Contracts; and (iii) claims management including initial review, evaluation and documentation of claims made by the Material Contract counterparties.

9.	Prepare Budgets. Prepare and update pro-forma capital and operating budgets for the Projects. Assist with preparation of the financial model for the Projects.

10.	Maintain Information and Records. Assist the Company in providing information relating to the Projects as required in connection with the development, installation and construction of the Projects. Assist the Company in assembling and retaining all contracts, agreements and other records and data with respect to the development, installation and construction of the Projects.

11.	Review Progress Reports. Review reports on the progress of development, installation and construction of the Projects as requested by the Company.

12.	Manage Obligations and Exercise Rights. Manage each Project Company’s obligations and exercise such Project Company’s rights under the Material Contracts as applicable to the Development Services.

13.	File a Property Tax Exemption Claim with the assessor or board of assessors with the Town of New Canaan on or before the first day of November in the applicable assessment year.

B-2-2

EXHIBIT C

INSURANCE REQUIREMENTS

1.	Provider Obtained Insurance Policies

●	Commercial General Liability

●	Commercial Automobile Liability

●	Employer’s Liability / Worker’s Compensation

2.	Project Company Obtained Insurance Policies

●	Commercial General Liability

●	Commercial Automobile Liability

●	Employer’s Liability / Worker’s Compensation

●	Builder’s All-Risk

●	Marine & Inland Transit

Note: Provider shall manage the policies set forth in Section 2 hereof.

Note: Each Project Company may satisfy insurance requirements through policies obtained by the applicable EPC Contractor.

C-1

EXHIBIT D

FEES AND APPLICABLE DELAY LDS

Project Company	Development Fee	Construction Management Fee	Applicable Delay LDs

D-1

EXHIBIT E

COMMISSIONING REPORT

E-1

HELLOSIGN Audit Trail

TITLE	West School - CMA
FILE NAME	West School - CMA v3.pdf
DOCUMENT ID	8bf12972c287eb802145d0c821dcc8747251f278
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Completed

Document History

SENT	**03** / **31** / **2021** 20:58:11 UTC	Sent for signature to Dan Giuffrida (dan@planktonenergy.com) and Michael Silvestrini (mike@energea.com) from isabella@energea.com IP: 73.246.201.37
VIEWED	**03** / **31** / **2021** 20:59:38 UTC	Viewed by Dan Giuffrida (dan@planktonenergy.com) IP: 172.58.223.79
SIGNED	**03** / **31** / **2021** 21:00:44 UTC	Signed by Dan Giuffrida (dan@planktonenergy.com) IP: 172.58.223.79
VIEWED	**03** / **31** / **2021** 21:38:05 UTC	Viewed by Michael Silvestrini (mike@energea.com) IP: 174.198.174.65
SIGNED	**03** / **31** / **2021** 21:38:23 UTC	Signed by Michael Silvestrini (mike@energea.com) IP: 174.198.174.65
COMPLETED	**03** / **31** / **2021** 21:38:23 UTC	The document has been completed.

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